EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: David Almeida Chief Financial Officer Axsys Technologies, Inc. (860) 257-0200 www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES THIRD QUARTER RESULTS

•                  Sales Increase 11.1% Over 2002

•                  Reported Net Income of $1.2 Million

ROCKY HILL, CONN. – October 27, 2003 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies for the aerospace, defense and high performance commercial markets, today announced results for the third quarter of 2003.

Sales totaled $21.2 million in the quarter ended September 27, 2003, compared to $19.1 million in the third quarter of 2002, an increase of $2.1 million, or 11.1 percent. In the third quarter of 2003, Axsys reported net income of $1.2 million, or $0.26 per share, compared to a net loss of $3.3 million, or ($0.70) per share, in the quarter ended September 28, 2002. The net loss for the third quarter of 2002 included a net loss from discontinued operations of $2.5 million, or ($0.53) per share.

The income tax provision for the third quarter of 2003 reflects only state income tax expense due to the utilization of $449,000 of the previously established federal tax valuation allowance. Pre-tax income in the third quarter of 2003 was $1.3 million, while pre-tax income from continuing operations was $0.6 million in the third quarter of 2002.

Sales within the Aerospace and Defense Group during the quarter totaled $12.5 million, an increase of 13.7 percent from the third quarter of 2002. Sales within the Commercial Products Group totaled $3.3 million, a 9.4 percent increase from the third quarter of 2002. The Distributed Products Group’s sales totaled $5.4 million, representing a 6.5 percent increase from the third quarter of 2002.

Gross margin in the third quarter of 2003 was 26.9 percent, which compares favorably to a 26.1 percent gross margin reported for the same period in 2002. The gross margin improvement over the prior year is primarily the result of product mix and manufacturing efficiencies within our Aerospace & Defense Group.

Looking forward, Axsys expects continued strength in the Aerospace and Defense business, which is supported by the Company’s backlog of $60.4 million at the end of the third quarter of 2003. Although it is difficult to accurately forecast future performance due to the impact in timing of any single large order and unforeseen changes in customer requirements, it is anticipated that Axsys’ financial performance in the fourth quarter of 2003 will be comparable to the revenues and profitability achieved in the third quarter of 2003.

Axsys’ management invites you to listen to our conference call or our live audio webcast on October 28, 2003, at 10 a.m. ET regarding third quarter of 2003 financial results. The domestic dial-in number is (800) 840-6217, the international dial-in number is (212) 346-6450 and the access number is 21160462. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ web site at www.axsys.com.  Further, supplemental financial information for the webcast can be access on our website under “News Headlines” by clicking on the Third Quarter of 2003 Earnings Release.

A replay of the conference call will begin at 1:00 p.m.  ET on October 28, 2003, and will be available until November 3, 2003, at 1:00 p.m.  ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21160462.  The web cast replay will be available until November 28, 2003.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor, graphic arts and health imaging markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(in thousands)

	September 27 , 2003	December 31, 2002
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,667	$9,920
Accounts receivable – net	12,815	10,068
Inventories – net	24,060	22,080
Income taxes – deferred and current	2,555	4,077
Other current assets	619	1,046
TOTAL CURRENT ASSETS	50,716	47,191
PROPERTY, PLANT AND EQUIPMENT – net	11,591	11,263
EXCESS OF COST OVER NET ASSETS ACQUIRED	3,600	3,600
OTHER ASSETS	316	318
TOTAL ASSETS	$66,223	$62,372

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,269	$3,108
Accrued expenses and other liabilities	8,377	9,285
Deferred income	4,439	3,115
Current portion of capital lease obligation	678	1,055
TOTAL CURRENT LIABILITIES	17,763	16,563

CAPITAL LEASES, less current portion	730	1,191

OTHER LONG-TERM LIABILITIES	5,057	5,525

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	47	47
Capital in excess of par	39,584	39,587
Retained earnings	4,287	752
Treasury stock	(1,245)	(1,293)
TOTAL SHAREHOLDERS’ EQUITY	42,673	39,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,223	$62,372

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Three-Months Ended		For the Nine-Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
		(Restated)		(Restated)

Net sales	$21,203	$19,086	$63,269	$58,764
Cost of sales	15,489	14,102	46,122	44,125
Gross margin	5,714	4,984	17,147	14,639

Selling, general and administrative expenses	3,906	3,906	11,968	12,406
Research, development and engineering expenses	574	486	1,628	1,551
Restructuring and special charges	—	—	—	2,075
Operating income (loss)	1,234	592	3,551	(1,393)
Interest expense	(39)	(52)	(137)	(157)
Interest income	21	49	77	139
Other income (expense)	67	45	211	(71)
Income (loss) from continuing operations before tax and cumulative effect of change in accounting principle	1,283	634	3,702	(1,482)
Provision for income taxes	58	1,425	167	2,404
Income (loss) from continuing operations before cumulative effect of change in accounting principle	1,225	(791)	3,535	(3,886)
Loss from discontinued operations	—	(2,508)	—	(4,266)
Cumulative effect of change in accounting principle	—	—	—	535
Net income (loss)	1,225	$(3,299)	$3,535	(7,617)

BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.26	$(0.17)	$0.76	$(0.83)
Loss from discontinued operations	—	(0.53)	—	(0.91)
Cumulative effect of change in accounting principle	—	—	—	0.11
Total	$0.26	$(0.70)	$0.76	$(1.63)
Weighted average basic common shares outstanding	4,658	4,703	4,657	4,689

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.26	$(0.17)	$0.76	$(0.83)
Loss from discontinued operations	—	(0.53)	—	(0.91)
Cumulative effect of change in accounting principle	—	—	—	0.11
Total	$0.26	$(0.70)	$0.76	$(1,63)
Weighted average dilutive common shares outstanding	4,693	4,703	4,680	4,689